Exhibit 99.1

IAC REPORTS Q2 RESULTS

NEW YORK— July 28, 2010—IAC (Nasdaq: IACI) released second quarter 2010 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q2 2010	Q2 2009	Growth
Revenue	$402.9	$340.0	18%

Operating Income Before Amortization	49.8	25.7	93%
Adjusted Net Income	27.5	3.3	741%
Adjusted EPS	0.24	0.02	1000%

Operating Income	23.7	3.9	507%
Net Income	13.6	40.8	-67%
GAAP Diluted EPS	0.12	0.28	-56%

See reconciliation of GAAP to non-GAAP measures beginning on page 9.

Information Regarding the Results:

•    Q2 revenue reflects strong performance with double-digit growth across all segments.  Operating Income Before Amortization increased nearly two-fold reflecting strong profit growth at Search and reduced losses at Media & Other.

•    Free Cash Flow for the first six months was $105.1 million, up 24% over the prior year, while cash flow from operating activities attributable to continuing operations was $130.6 million, up 26% over the prior year.

•    IAC repurchased 7.1 million shares of common stock between April 27, 2010 and July 23, 2010 at an average price of $22.71 per share or $160.3 million in aggregate.

•    Net income and GAAP EPS in the current year were favorably impacted by a reduction in the income tax provision by $5.3 million and $0.05, respectively, due to foreign tax credits. Adjusted Net Income and Adjusted EPS were not impacted by this item.  Net income and GAAP EPS in the prior year were favorably impacted by $28.5 million and $0.19, respectively, and Adjusted Net Income and Adjusted EPS were negatively impacted by $7.7 million and $0.05, respectively, due to several discrete items. (See Other Items on page 4 for further details)

Principal Areas of Focus:

•    Search: Dictionary.com reached 13 million mobile downloads; Mindspark launched 5 proprietary toolbars on a new scalable platform and acquired a majority stake in DailyBurn.com; active toolbars increased 51% year-over-year to 88 million.

•    Local: CityGrid Media (formerly Citysearch) added AT&T Interactive to its reseller network; Urbanspoon launched Urbanspoon RezBook®; ServiceMagic grew its service provider network 30% year-over-year to 77,000 professionals.

•    Personals: Match.com became the exclusive online dating service on Yahoo!; subscribers grew 8% organically.

•    Media: Electus and DumbDumb launched a digital partnership with Orbit® Gum; CollegeHumor partnered with PepsiCo’s SoBe to launch SoBe Studios; Vimeo announced its first-ever festival and awards; InstantAction debuted its online video game distribution service which enables game publishers to embed video games anywhere on the Web.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q2 2010	Q2 2009	Growth
	$ in millions
Revenue
Search	$197.2	$166.6	18%
Match	97.0	88.3	10%
ServiceMagic	49.5	42.4	17%
Media & Other	59.6	44.5	34%
Intercompany Elimination	(0.4)	(1.7)	74%
	$402.9	$340.0	18%
Operating Income Before Amortization
Search	$32.0	$15.9	102%
Match	29.1	28.5	2%
ServiceMagic	6.1	6.7	-9%
Media & Other	(3.2)	(9.2)	65%
Corporate	(14.2)	(16.2)	12%
	$49.8	$25.7	93%
Operating Income (Loss)
Search	$31.6	$9.1	247%
Match	25.5	28.4	-10%
ServiceMagic	5.7	5.7	1%
Media & Other	(3.9)	(10.2)	62%
Corporate	(35.2)	(29.1)	-21%
	$23.7	$3.9	507%

Search

Search consists primarily of: Ask.com, Dictionary.com and other destination search websites through which we provide search and related advertising services; Mindspark’s downloadable toolbars and other applications that we develop, market and distribute through proprietary channels and partnerships; and CityGrid Media, an online media company that connects consumers with businesses across web and mobile platforms.

Search revenue reflects an increase in proprietary queries and growth in distributed toolbars.  The increase in proprietary queries was driven by increased traffic acquisition efforts, and new toolbars and site enhancements within our proprietary toolbar business.  Growth in distributed toolbars reflects revenue from new partners and continued growth from existing partners.  Search revenue was impacted by a decline in revenue per query resulting from the growth in distributed toolbars, which generally monetize queries at lower rates.  CityGrid Media revenue increased primarily due to increased advertising from new resellers.

Search profits were favorably impacted by higher revenue and lower marketing costs and compensation related expenses, partially offset by higher traffic acquisition costs.  Operating income in 2010 reflects a decrease of $6.1 million in amortization of intangibles.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

Match

Revenue increased reflecting strong growth from the domestic business, including contributions from People Media and Singlesnet, which were not in the year ago period.  International revenue declined due to the sale of Match Europe to Meetic on June 5, 2009, partially offset by the positive impact of our newly formed venture with Meetic in Latin America.  Excluding the effect of these transactions, revenue and subscribers grew 4% and 8%, respectively, driven by growth domestically partially offset by declines internationally.  Operating Income Before Amortization grew slower than revenue primarily due to the effects of the transactions described above.  Operating income in 2010 reflects an increase of $3.7 million in amortization of intangibles resulting primarily from the acquisition of Singlesnet and the formation of the Latin America venture.

ServiceMagic

ServiceMagic domestic revenue benefited from a 21% increase in service requests and a 25% increase in accepted service requests, partially offset by lower revenue per service request.  The increase in service requests was driven primarily by increased marketing efforts. The increase in accepted service requests was driven, in part, by a 30% increase in service providers in our network due to increased sales efforts.  Profits were adversely impacted by higher marketing costs and higher operating expenses primarily associated with the expansion of the sales force.  Profits benefited from the reversal of a $0.9 million provision for contingent consideration related to the 2009 acquisition of Market Hardware which will not be earned.  Operating income in 2010 reflects a decrease of $0.7 million in amortization of intangibles.

Media & Other

Media & Other includes Electus, The Daily Beast, InstantAction, CollegeHumor, Notional, Vimeo, Pronto, Evite, Gifts.com and Shoebuy.com.  Revenue growth reflects the contribution from Notional, which was not in the year ago period, and strong growth at Pronto, Gifts.com and CollegeHumor.  Losses improved due to increased revenue and the absence of $5.6 million in expenses related to certain businesses that have been sold or shutdown, partially offset by Electus, which was not in the year ago period, and continued investment in InstantAction and The Daily Beast.

Corporate

Corporate expenses in the current year reflect lower salary expense, depreciation and professional fees. Operating loss in 2010 was impacted by an increase in non-cash compensation expense of $8.1 million which is due to the expense related to awards granted subsequent to Q2 2009 and the favorable impact of forfeited awards in the prior year.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Other income (expense) in Q2 2009 includes: a $116.8 million pre-tax gain related to the sale of Match Europe; a $12.3 million pre-tax loss related to the sale of 4.3 million shares of Arcandor AG; a $3.9 million pre-tax impairment charge to write down the value of 1.1 million shares of Arcandor AG that were still owned as of June 30, 2009; and a $38.2 million pre-tax impairment charge to write down the value of the derivative asset related to the Arcandor AG stock.  Net of tax, these transactions favorably impacted net income and GAAP EPS by $28.5 million and $0.19, respectively, and negatively impacted Adjusted Net Income and Adjusted EPS by $7.7 million and $0.05, respectively.

The effective tax rates for continuing operations and Adjusted Net Income in Q2 2010 were 25% and 40%, respectively.  The effective tax rate for continuing operations was lower than the statutory rate of 35% due principally to foreign tax credits, partially offset by interest for tax contingencies and state taxes.  The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to state taxes.  The effective tax rates for continuing operations and Adjusted Net Income were 34% and 74% in Q2 2009, respectively. The effective tax rate for continuing operations was slightly lower than the statutory rate of 35% due to a number of factors which largely offset.  The two most significant factors were the benefit related to a change in the estimated annual effective tax rate offset by non-deductible goodwill associated with gain on the sale of Match Europe. The effective tax rate for Adjusted Net Income was higher than the statutory rate of 35% due principally to an increase in reserves and related interest for tax contingencies, foreign losses not benefited, state taxes and a valuation allowance on the deferred tax asset created by losses from equity method investments.

LIQUIDITY AND CAPITAL RESOURCES

During Q2, IAC repurchased 6.0 million common shares at an average price of $22.82 per share.  As of June 30, 2010, IAC had 105.6 million common and class B common shares outstanding.  IAC may purchase shares over an indefinite period of time, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price, and future outlook.

As of June 30, 2010, IAC had approximately $1.5 billion in cash and marketable securities, and $95.8 million in long-term debt.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OPERATING METRICS

	Q2 2010	Q2 2009	Growth

SEARCH
Revenue by traffic source (a)

Proprietary	72%	72%
Network	28%	28%

MATCH
Paid Subscribers (000s)	1,716	1,156	48%

SERVICEMAGIC
Service Requests (000s) (b)	1,673	1,380	21%
Accepts (000s) (c)	2,173	1,736	25%

(a)    Proprietary includes proprietary toolbars, Ask.com and Dictionary.com. Network includes distributed search, sponsored listings, and toolbars.

(b)   Fully completed and submitted customer requests for service on ServiceMagic.

(c)    The number of times “Service Requests” are accepted by Service Providers. A “Service Request” can be transmitted to and accepted by more than one Service Provider.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions, rounding differences may occur).

		Avg.
		Strike /	As of
	Shares	Conversion	7/23/10	Dilution at:

Share Price			$23.99	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 7/23/10	104.6		104.6	104.6	104.6	104.6	104.6

RSUs and Other	5.4		5.2	5.1	4.8	4.6	4.5
Options	14.5	$21.11	2.7	3.1	4.6	5.9	6.9
Warrants	18.3	$28.08	0.0	0.0	1.4	3.6	5.5

Total Treasury Method Dilution			7.9	8.2	10.9	14.1	16.8
% Dilution			7.1%	7.3%	9.4%	11.9%	13.8%
Total Treasury Method Diluted Shares Outstanding			112.5	112.8	115.5	118.7	121.4

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the Company’s Q2 financial results on Wednesday, July 28, 2010, at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	$402,858	$340,045	$788,784	$672,055
Costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	144,329	106,721	280,484	219,643
Selling and marketing expense	120,009	118,902	251,161	251,802
General and administrative expense	77,336	68,970	154,567	142,604
Product development expense	15,345	16,422	31,962	34,510
Depreciation	17,349	16,877	35,244	33,091
Amortization of intangibles	4,764	8,046	8,113	16,061
Amortization of non-cash marketing	—	200	—	2,505
Goodwill impairment	—	—	—	1,056
Total costs and expenses	379,132	336,138	761,531	701,272

Operating income (loss)	23,726	3,907	27,253	(29,217)

Other income (expense):
Interest income	1,666	2,444	3,301	6,172
Interest expense	(1,323)	(1,261)	(2,646)	(2,725)
Equity in losses of unconsolidated affiliates	(4,002)	(2,165)	(26,615)	(4,012)
Other (expense) income	(247)	61,811	4,673	61,957
Total other (expense) income, net	(3,906)	60,829	(21,287)	61,392

Earnings from continuing operations before income taxes	19,820	64,736	5,966	32,175
Income tax provision	(4,956)	(22,143)	(8,965)	(19,464)
Earnings (loss) from continuing operations	14,864	42,593	(2,999)	12,711
Loss from discontinued operations, net of tax	(2,029)	(2,196)	(3,490)	(958)
Net earnings (loss)	12,835	40,397	(6,489)	11,753
Net loss attributable to noncontrolling interests	756	416	1,375	674
Net earnings (loss) attributable to IAC shareholders	$13,591	$40,813	$(5,114)	$12,427

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share from continuing operations	$0.14	$0.29	$(0.01)	$0.09
Diluted earnings (loss) per share from continuing operations	$0.14	$0.29	$(0.01)	$0.09

Basic earnings (loss) per share	$0.12	$0.28	$(0.05)	$0.08
Diluted earnings (loss) per share	$0.12	$0.28	$(0.05)	$0.08

Non-cash compensation expense by function:
Cost of revenue	$1,011	$505	$1,952	$1,329
Selling and marketing expense	971	583	1,954	1,537
General and administrative expense	17,951	11,744	36,879	27,188
Product development expense	1,390	760	2,868	2,118
Total non-cash compensation expense	$21,323	$13,592	$43,653	$32,172

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS

Cash and cash equivalents	$915,169	$1,245,997
Marketable securities	551,784	487,591
Accounts receivable, net	104,971	101,834
Other current assets	153,149	164,627
Total current assets	1,725,073	2,000,049

Property and equipment, net	288,177	297,412
Goodwill	1,043,689	999,355
Intangible assets, net	264,270	261,172
Long-term investments	216,281	272,930
Other non-current assets	177,422	184,971
TOTAL ASSETS	$3,714,912	$4,015,889

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable, trade	42,981	39,173
Deferred revenue	67,308	57,822
Accrued expenses and other current liabilities	216,549	193,282
Total current liabilities	326,838	290,277

Long-term debt	95,844	95,844
Income taxes payable	461,874	450,129
Other long-term liabilities	23,493	23,633

Redeemable noncontrolling interests	60,329	28,180

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	224	223
Class B convertible common stock	16	16
Additional paid-in capital	11,351,718	11,322,993
Accumulated deficit	(756,491)	(751,377)
Accumulated other comprehensive income	3,098	24,503
Treasury stock	(7,852,031)	(7,468,532)
Total shareholders’ equity	2,746,534	3,127,826
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,714,912	$4,015,889

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited; $ in thousands)

	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net (loss) earnings	$(6,489)	$11,753
Less: loss from discontinued operations, net of tax	3,490	958
(Loss) earnings from continuing operations	(2,999)	12,711
Adjustments to reconcile (loss) earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	35,244	33,091
Amortization of intangibles	8,113	16,061
Amortization of non-cash marketing	—	2,505
Goodwill impairment	—	1,056
Impairment of long-term investment	—	3,884
Non-cash compensation expense	43,653	32,172
Deferred income taxes	764	64,123
Equity in losses of unconsolidated affiliates	26,615	4,012
Gain on sale of Match Europe	—	(116,807)
(Gain) loss on sales of investments	(3,989)	12,305
Net decrease in the fair value of the derivative asset related to Arcandor AG stock	—	38,204
Changes in current assets and liabilities:
Accounts receivable	(6,252)	723
Other current assets	2,445	196
Accounts payable and other current liabilities	(4,405)	12,161
Income taxes payable	15,609	(25,784)
Deferred revenue	10,349	5,552
Other, net	5,486	7,262
Net cash provided by operating activities attributable to continuing operations	130,633	103,427
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(16,681)	(11,661)
Capital expenditures	(25,554)	(18,616)
Proceeds from sales and maturities of marketable debt securities	366,543	58,602
Purchases of marketable debt securities	(427,286)	(187,671)
Proceeds from sales of long-term investments	5,325	6,498
Purchases of long-term investments	(796)	(1,719)
Dividend received from unconsolidated affiliate	8,800	—
Receivable created in the sale of Match Europe	—	(6,829)
Other, net	(127)	(9,077)
Net cash used in investing activities attributable to continuing operations	(89,776)	(170,473)
Cash flows from financing activities attributable to continuing operations:
Purchase of treasury stock	(379,508)	(225,094)
Issuance of common stock, net of withholding taxes	6,592	149,086
Excess tax benefits from stock-based awards	4,992	143
Other, net	5	1,813
Net cash used in financing activities attributable to continuing operations	(367,919)	(74,052)
Total cash used in continuing operations	(327,062)	(141,098)
Net cash provided by (used in) operating activities attributable to discontinued operations	466	(964)
Effect of exchange rate changes on cash and cash equivalents	(4,232)	5,490
Net decrease in cash and cash equivalents	(330,828)	(136,572)
Cash and cash equivalents at beginning of period	1,245,997	1,744,994
Cash and cash equivalents at end of period	$915,169	$1,608,422

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities attributable to continuing operations	$130.6	$103.4
Capital expenditures	(25.6)	(18.6)
Free Cash Flow	$105.1	$84.8

For the six months ended June 30, 2010, consolidated Free Cash Flow increased by $20.3 million from the prior year period due principally to an increase in Operating Income Before Amortization partially offset by the payment of discretionary cash bonuses for 2009 in Q1 2010 while cash bonuses for 2008 were paid in Q4 2008, lower cash tax refunds and higher capital expenditures.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Diluted earnings (loss) per share	$0.12	$0.28	$(0.05)	$0.08
GAAP diluted weighted average shares outstanding	112,607	148,070	112,847	149,040
Net earnings (loss) attributable to IAC shareholders	$13,591	$40,813	$(5,114)	$12,427
Non-cash compensation expense	21,323	13,592	43,653	32,172
Amortization of intangibles	4,764	8,046	8,113	16,061
Amortization of non-cash marketing	—	200	—	2,505
Goodwill impairment	—	—	—	1,056
Arcandor impairment	—	3,884	—	3,884
Gain on sale of Match Europe	—	(116,807)	—	(116,807)
Net decrease in the fair value of derivatives related to Arcandor AG stock and the Expedia spin-off	43	38,204	43	38,204
Gain on sale of VUE interests and related effects	1,767	1,630	3,483	3,146
Discontinued operations, net of tax	2,029	2,196	3,490	958
Impact of income taxes and noncontrolling interests	(15,997)	11,512	(26,426)	6,655
Adjusted Net Income	$27,520	$3,270	$27,242	$261

Adjusted EPS weighted average shares outstanding	114,914	150,245	118,357	151,440

Adjusted EPS	$0.24	$0.02	$0.23	$0.00

GAAP Basic weighted average shares outstanding	109,287	146,492	112,847	147,130
Options, warrants and RSUs, treasury method	3,320	1,578	—	1,910
GAAP Diluted weighted average shares outstanding	112,607	148,070	112,847	149,040
Options, warrants and RSUs, treasury method not included in diluted shares above	—	—	3,394	—
Impact of RSUs	2,307	2,175	2,116	2,400
Adjusted EPS shares outstanding	114,914	150,245	118,357	151,440

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis. The weighted average number of RSUs outstanding for Adjusted EPS purposes includes the weighted average number of performance-based RSUs that the Company believes are probable of vesting. There are no performance-based RSUs included for GAAP purposes.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$32.0	$(0.1)	$(0.3)	$31.6
Match	29.1	0.2	(3.8)	25.5
ServiceMagic	6.1	—	(0.4)	5.7
Media & Other	(3.2)	(0.4)	(0.3)	(3.9)
Corporate	(14.2)	(21.0)	—	(35.2)
Total	$49.8	$(21.3)	$(4.8)	23.7
Other expense, net				(3.9)
Earnings from continuing operations before income taxes				19.8
Income tax provision				(5.0)
Earnings from continuing operations				14.9
Loss from discontinued operations, net of tax				(2.0)
Net earnings				12.8
Net loss attributable to noncontrolling interests				0.8
Net earnings attributable to IAC shareholders				$13.6

Supplemental: Depreciation
Search	$10.0
Match	2.9
ServiceMagic	1.1
Media & Other	1.3
Corporate	2.2
Total depreciation	$17.3

	For the six months ended June 30, 2010
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Operating income (loss)
Search	$63.6	$(0.2)	$(0.7)	$62.7
Match	43.9	0.2	(4.9)	39.2
ServiceMagic	9.0	—	(0.8)	8.1
Media & Other	(10.1)	(1.3)	(1.7)	(13.1)
Corporate	(27.4)	(42.2)	—	(69.6)
Total	$79.0	$(43.7)	$(8.1)	27.3
Other expense, net				(21.3)
Earnings from continuing operations before income taxes				6.0
Income tax provision				(9.0)
Loss from continuing operations				(3.0)
Loss from discontinued operations, net of tax				(3.5)
Net loss				(6.5)
Net loss attributable to noncontrolling interests				1.4
Net loss attributable to IAC shareholders				$(5.1)

Supplemental: Depreciation
Search	$19.0
Match	5.9
ServiceMagic	2.0
Media & Other	3.9
Corporate	4.4
Total depreciation	$35.2

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Operating income (loss)
Search	$15.9	$(0.1)	$(6.4)	$(0.2)	$9.1
Match	28.5	—	(0.1)	—	28.4
ServiceMagic	6.7	—	(1.0)	—	5.7
Media & Other	(9.2)	(0.5)	(0.5)	—	(10.2)
Corporate	(16.2)	(12.9)	—	—	(29.1)
Total	$25.7	$(13.6)	$(8.0)	$(0.2)	3.9
Other income, net					60.8
Earnings from continuing operations before income taxes					64.7
Income tax provision					(22.1)
Earnings from continuing operations					42.6
Loss from discontinued operations, net of tax					(2.2)
Net earnings					40.4
Net loss attributable to noncontrolling interests					0.4
Net earnings attributable to IAC shareholders					$40.8

Supplemental: Depreciation
Search	$8.4
Match	2.4
ServiceMagic	0.8
Media & Other	2.4
Corporate	2.8
Total depreciation	$16.9

	For the six months ended June 30, 2009
	Operating Income Before Amortization	Non-cash compensation expense	Amortization of intangibles	Amortization of non-cash marketing	Goodwill Impairment	Operating income (loss)
Search	$26.1	$(0.3)	$(13.0)	$(2.5)	$—	$10.3
Match	38.5	(0.1)	(0.2)	—	—	38.1
ServiceMagic	9.5	(0.1)	(1.7)	—	—	7.7
Media & Other	(20.4)	(0.4)	(1.1)	—	(1.1)	(23.0)
Corporate	(31.1)	(31.2)	—	—	—	(62.3)
Total	$22.6	$(32.2)	$(16.1)	$(2.5)	$(1.1)	(29.2)
Other income, net						61.4
Earnings from continuing operations before income taxes						32.2
Income tax provision						(19.5)
Earnings from continuing operations						12.7
Loss from discontinued operations, net of tax						(1.0)
Net earnings						11.8
Net loss attributable to noncontrolling interests						0.7
Net earnings attributable to IAC shareholders						$12.4

Supplemental: Depreciation
Search	$16.7
Match	4.8
ServiceMagic	1.6
Media & Other	4.4
Corporate	5.6
Total depreciation	$33.1

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and noncontrolling interest, if applicable: (1) non-cash compensation expense, (2) amortization of non-cash marketing, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, (6) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (7) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (8) income or expense reflecting changes in the fair value of the derivative asset associated with the HSE sale, (9) impairment of our investment in Arcandor, (10) one-time items, and (11) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis and with respect to performance-based RSUs only to the extent the performance criteria are met (assuming the end of the reporting period is the end of the contingency period).  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and noncontrolling interest, but excluding the effects of any other non-cash expenses. Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sale of IAC’s interests in VUE, PRC, HSE, Jupiter Shop Channel, EPI, and an internal restructuring due to the exclusion of the proceeds from these sales from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such units are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax withholding amount from its current funds.

Amortization of non-cash marketing consists of non-cash advertising credits secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising was available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which were used prior to December 31, 2009.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as technology and supplier agreements, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE was excluded from Adjusted Net Income and Adjusted EPS because IAC had no operating control over VUE, had no way to forecast this business, and did not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off was excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which related to the Ask Convertible Notes and certain IAC warrants, were expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Non-cash income or expense reflecting changes in the fair value of the derivative asset related to the Arcandor AG stock was excluded from Adjusted Net Income and Adjusted EPS because the variations in the value of the derivative were non-operational in nature.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward -looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in the online advertising industry or the advertising industry generally, our ability to convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, operational and financial risks relating to acquisitions, changes in industry standards and technology, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC

IAC operates more than 50 leading and diversified Internet businesses across 30 countries... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at www.iac.com.

Contact Us

IAC Investor Relations

Nick Stoumpas / Lisa Jaffa

(212) 314-7400

IAC Corporate Communications

Stacy Simpson / Leslie Cafferty

(212) 314-7470 / 7326

IAC

555 West 18th Street, New York, NY 10011  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *